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EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Contact: Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY
REPORTS FIRST QUARTER 2003 EARNINGS

        Alton, IL, April 22, 2003—Argosy Gaming Company (NYSE:AGY) today announced first quarter results for the period ended March 31, 2003. Earnings per diluted share were $0.50 on net income of $14.7 million, as compared to $0.84 per diluted share on net income of $24.7 million for the first quarter of 2002. "Property performance was in line with our expectations, and the business and economic factors we discussed in our year-end call held true," said Richard J. Glasier, President of Argosy Gaming Company. "We executed our plan accordingly, and are pleased to have reached the high end of the earnings guidance we had provided."

        Net revenues were $236.3 million for the first quarter of 2003, compared to $241.7 million in net revenues reported the first quarter of 2002. Net revenues at the Company's Lawrenceburg property benefited from the implementation of dockside operations, and were up 3% versus the same quarter in 2002. In the Chicagoland market, net revenues for the Empress Casino Joliet were 10% lower than the same quarter in 2002, due primarily to customer preference for barge-based facilities, such as those operated by the Company's two nearest competitors. The Company will open its own barge-based facility in May 2003. Also negatively affecting the Joliet property was the implementation of dockside gaming in Northern Indiana in August 2002. In addition, the increase in Illinois gaming and admission tax rates last year permits the Company's competitors in states adjacent to Illinois to spend more on marketing without impacting their overall operating margins. Net revenues at the Argosy Alton Belle were down 6% for the quarter compared to the first quarter in 2002, due to increased capacity in the St. Louis market from substantial capital investments by a competitor in the market last August. In Riverside, quarter over quarter net revenues were approximately 6% lower primarily due to construction disruption, as work on the new casino facility continues. The Company's Sioux City project saw an immediate benefit from the recently completed remodeling of the property, and net revenues were up 5% from the same quarter last year.

        The Company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $58.2 million for the first quarter 2003, as compared to $74.6 million for the first quarter 2002. The decrease is primarily related to year-over-year increases in gaming and admission tax rates. The operating margin (EBITDA as a percent of net revenues) for the quarter was 25%, down from 31% the same quarter last year. The Company estimates that the operating margins would have been 30%, or down less than 1%, had last year's first quarter tax rates been applied to first quarter 2003 casino revenues.

        At the Company's Alton property, operating margins were down for the quarter due primarily to the tax increases and competitive pressures discussed above. Operating margins at the Company's Joliet property for the first quarter 2003 were 24.0%, or 7.6 percentage points lower than in the first quarter of 2002, essentially all of which was due to the impact of last year's tax increases. The property's operating margins were also negatively impacted by increased marketing costs in the quarter in anticipation of the opening of its new barge next month. Lawrenceburg's operating margins would have been approximately 7.5 percentage points higher from the reported 29.8% for first quarter 2003 had the first quarter 2002 tax rates been applied to this quarter's revenues.

        In addition, net income decreased approximately $0.03 per share due to an increase in the effective income tax rate from 41.5% in first quarter 2002 to 45% in first quarter 2003.

Capital Structure

        Capital spending during the quarter ending March 31, 2003 was approximately $33 million. Argosy expects to spend approximately $115 million to $130 million incrementally by year-end.

        The Company's $6 million support facility renovation at its Sioux City property was completed in early March. The project consisted of a 22,000 square-foot barge addition, which includes a new Outfitters Grill restaurant, an Argosy Preferred Welcome Center, a grand atrium entrance and a spacious new party room. The new landing facility also houses all of the casino's administrative offices, which were previously located at a satellite facility.

        Construction at the Company's two remaining capital projects is well underway. The Company currently expects its new barge facility at Joliet to be completed in mid-May, at a cost of approximately $40 million. The Joliet casino will operate at or near the maximum number of allowable gaming positions throughout the transition from the two existing boats to the new barge.

        "We couldn't be more excited about our upcoming grand opening," said Glasier. "Guests have clearly indicated their preference for barge-based casinos, and our property will soon offer a terrific gaming experience on the newest barge in the area. We expect to see the full financial benefit of this project beginning in the third quarter."

        Construction of the new $105 million casino expansion at the Company's Riverside property is proceeding on schedule and on budget. The project includes a new barge facility with a 50% increase in gaming positions. The Company expects to have the project completed near the end of the year.

        The Company is also transitioning to Ticket-In, Ticket-Out ("TITO") slot machines as part of its maintenance capital plan based on the anticipated efficiencies afforded by the technology, as well as consumer preference for the product. Approximately 245, or 50%, of the slot machines in the Argosy Casino-Sioux City are TITO. The Company's Lawrenceburg property is now operating close to 900 TITO machines, which represent 40% of the total available. Approximately 200 TITO machines are operating at the Company's Riverside property, with the full transition to coincide with the completion of the new casino barge. The Company's Baton Rouge property is scheduled to begin its field trial on May 19, 2003, with 59 machines. Illinois has not approved TITO machines for use to date. However, the Company is purchasing TITO-capable machines for its Illinois properties during the normal replacement cycle.

        As a result of these capital improvement projects, the Company reported that debt was up slightly from $890.8 million as of December 31, 2002 to $893.1 million as of March 31, 2003. Of the $893.1 million, $61.7 million was outstanding under the revolving portion of its senior secured credit facility, as compared to $58.3 million at December 31, 2002.

Legislative Update

        The Governor of Illinois recently put forward a proposal to substantially increase gaming and admission taxes in the state. If the Governor's proposal is approved, the Company will likely take steps at its Alton and Joliet casinos to mitigate the impact of the tax increase. Potential actions could include reducing the amount spent on marketing, implementing admission fees at the properties and reducing the hours of operation to benefit from a corresponding decline in operational costs. The Company continues to favor the "Better Deal for Illinois", an industry led-initiative that would generate additional revenues for the state and encourage investment and growth at the Illinois properties, as an alternative.

        Argosy will host a conference call for interested parties on April 22, 2003, at 11:30 a.m. EST to review its first quarter financial results.     For those interested in participating in the call, please dial (706) 634-1306 ten to fifteen minutes prior to the call start time. A telephonic replay of the conference call will be made available through May 2, 2003 and can be accessed by dialing (706) 645-9291.    The call will also be broadcast live via the Internet and may be accessed through our web site at www.argosycasinos.com or through www.prnewswire.com. A simulcast of the web cast will be made available through May 2, 2003 and can be accessed through our web site: www.argosycasinos.com or through www.prnewswire.com.

        Argosy Gaming Company is a leading owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the Company or its management "believes," "anticipates," "expects," "forecasts," "estimates," "foresees," or other words or phrases of similar import.    Similarly, such statements herein that describe the Company's business outlook, objectives, strategy, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to, competitive and general economic conditions in the markets in which the Company operates, construction delays related to the Company's expansion projects, the approval of cashless slots by the gaming boards and commissions that regulate the Company, the effect of future legislation or regulatory changes on the Company's operations, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

—Tables Follow-

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)

	Three Months Ended
	Mar 31, 2003	Mar 31, 2002
	(unaudited)	(unaudited)
Revenues:
Casino	$240,857	$242,090
Admissions	3,005	2,792
Food, beverage and other	24,760	24,732

	268,622	269,614
Less promotional allowances	(32,290)	(27,903)

Net revenues	236,332	241,711
Costs and expenses:
Casino	114,003	104,528
Selling, general and administrative	35,789	33,319
Food, beverage and other	17,798	18,737
Other operating expenses	10,506	10,494
Depreciation and amortization	12,683	11,614

	190,779	178,692

Income from operations	45,553	63,019
Other income (expense):
Interest income	51	50
Interest expense	(18,947)	(20,846)

	(18,896)	(20,796)

Income before income taxes	26,657	42,223
Income tax expense	(11,996)	(17,523)

Net income	$14,661	$24,700

Basic income per share	$0.51	$0.86

Diluted income per share	$0.50	$0.84

-more tables -

ARGOSY GAMING COMPANY AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
CASINO AND NET REVENUES
(In Thousands)

	Three Months Ended
	Mar 31, 2003	Mar 31, 2002
	(unaudited)	(unaudited)
Casino Revenues
Alton Belle Casino	$29,387	$31,070
Argosy Casino—Riverside	24,458	25,798
Argosy Casino—Baton Rouge	20,059	20,164
Belle of Sioux City Casino	10,389	9,778
Argosy Casino—Lawrenceburg	97,061	93,042
Empress Casino Joliet	59,503	62,238

Total	$240,857	$242,090

Net Revenues
Alton Belle Casino	$28,225	$30,006
Argosy Casino—Riverside	23,364	24,786
Argosy Casino—Baton Rouge (1)	20,835	20,613
Belle of Sioux City Casino	10,100	9,636
Argosy Casino—Lawrenceburg	98,338	95,095
Empress Casino Joliet	55,470	61,575

Total	$236,332	$241,711

See accompanying notes to selected financial information

—more—

ARGOSY GAMING COMPANY AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA
(In Thousands)

	Three Months Ended
	Mar 31, 2003	Mar 31, 2002
	(unaudited)	(unaudited)
Income (loss) from Operations
Alton Belle Casino	$6,714	$8,489
Argosy Casino—Riverside	3,994	5,949
Argosy Casino—Baton Rouge (1)	1,789	2,616
Belle of Sioux City Casino	1,759	1,920
Argosy Casino—Lawrenceburg	26,066	32,609
Empress Casino Joliet	10,708	17,077
Corporate	(5,477)	(5,641)

Total	$45,553	$63,019

Depreciation and Amortization Expense
Alton Belle Casino	$1,771	$1,606
Argosy Casino—Riverside	1,445	1,083
Argosy Casino—Baton Rouge (1)	2,062	1,974
Belle of Sioux City Casino	1,046	789
Argosy Casino—Lawrenceburg	3,237	3,537
Empress Casino Joliet	2,610	2,402
Corporate	512	223

Total	$12,683	$11,614

EBITDA (2)
Alton Belle Casino	$8,485	$10,095
Argosy Casino—Riverside	5,439	7,032
Argosy Casino—Baton Rouge (1)	3,851	4,590
Belle of Sioux City Casino	2,805	2,709
Argosy Casino—Lawrenceburg	29,303	36,146
Empress Casino Joliet	13,318	19,479
Corporate	(4,965)	(5,418)

Total	$58,236	$74,633

See accompanying notes to selected financial information

-more-

ARGOSY GAMING COMPANY
NOTES TO SELECTED FINANCIAL INFORMATION

(1)
Baton Rouge includes our Centroplex Centre Hotel and Jazz Enterprises, Inc., a wholly owned subsidiary that owns and operates the Catfish Town real estate development adjacent to our Baton Rouge casino in addition to the casino operations.

(2)
"EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to financial measures determined in accordance with generally accepted accounting principles, such as income from operations, net income or cash flows generated by operating, investing and financing activities. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA may not be comparable to similarly titled measures reported by other companies. We have other significant uses of cash flows, including debt service and capital expenditures, which are not reflected in EBITDA.

ARGOSY GAMING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

	March 31, 2003	December 31, 2002
	(unaudited)
Current assets:
Cash and cash equivalents	$61,303	$59,720
Accounts receivable, net	3,845	3,833
Income taxes receivable	972	7,944
Deferred income taxes	7,324	7,324
Other current assets	5,681	5,433

Total current assets	79,125	84,254

Net property and equipment	485,475	455,894
Other assets:
Deferred finance costs, net	18,943	20,143
Goodwill, net	727,470	727,470
Intangible assets, net	27,860	28,451
Other, net	2,402	2,353

Total other assets	776,675	778,417

Total assets	$1,341,275	$1,318,565

Current liabilities:
Accounts payable	$23,486	$17,459
Accrued payroll and related expenses	19,720	24,279
Accrued gaming and admission taxes	28,328	36,996
Other accrued liabilities	35,314	32,299
Accrued interest	14,308	9,427
Current maturities of long-term debt	4,513	4,469

Total current liabilities	125,669	124,929

Long-term debt	888,571	886,315
Deferred income taxes	60,113	55,073
Other long-term obligations	6,210	6,248
Stockholders' equity:
Common stock, $.01 par; 120,000,000 shares authorized; 28,946,229 and 28,946,229 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	289	289
Capital in excess of par	88,710	88,686
Accumulated other comprehensive (loss) income	(3,556)	(3,583)
Retained earnings	175,269	160,608

Total stockholders' equity	260,712	246,000

Total liabilities and stockholders' equity	$1,341,275	$1,318,565

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  EXHIBIT 99.1